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Exhibit 3.3

ARTICLES OF AMENDMENT
TO
THE ARTICLES OF INCORPORATION
OF
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

        Pursuant to Section 490.602 of the Iowa Business Corporation Act, the undersigned corporation adopts the following amendment to the Corporation's Articles of Incorporation.

        1.     The name of the corporation is AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY.

        2.     The Articles of Incorporation of AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY are hereby amended by deleting in its entirety the first sentence of Article IV, which now states:

—Deletion—

  The total number of shares that may be issued by this Corporation is 77,000,000 shares, of which 2,000,000 shares of the par value of $1 per share, shall be designated Series Preferred Stock and 75,000,000 shares of the of the par value of $1 per share shall be designated Common Stock.

and inserting in lieu thereof the following:

—Insertion—

  The total number of shares that may be issued by this Corporation is 127,000,000 shares, of which 2,000,000 shares of the par value of $1 per share, shall be designated Series Preferred Stock and 125,000,000 shares of the of the par value of $1 per share shall be designated Common Stock.

        3.     The date of adoption of the amendment was June 8, 2006.

        4.     The amendment was approved by the shareholders. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and the number of votes of each voting group indisputably represented at the meeting is as follows:

Designation of Group	Shares Outstanding	Votes Entitled to be Cast on Amendment	Votes Represented at Meeting
Common	55,658,655	55,658,655	49,172,235
Preferred (nonvoting)	-0-	-0-	-0-

A. The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment is as follows:

Voting Group	Votes For	Votes Against	Abstaining
Common	44,001,706	5,031,802	138,727
Preferred	N/A	N/A	N/A

        The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

        Dated this       th day of July, 2006.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
By:	/s/ WENDY L. CARLSON Wendy L. Carlson Chief Financial Officer and General Counsel

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  Exhibit 3.3